UNITED STATES
               		    SECURITIES AND EXCHANGE COMMISSION
                     			 WASHINGTON, D.C.  20549


                     			       SCHEDULE 13G



               		 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        			(AMENDMENT NO. SEVEN)*


              		     Integrated Device Technology, Inc.
_________________________________________________________________________
                      			    (Name of Issuer)

                      			      Common Stock
_________________________________________________________________________
              		       (Title of Class of Securities)

                     			       458118-10-6
              		       ____________________________
                    			      (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
___________________________________________________________________________
| 1 |  NAME OF REPORTING PERSON
|   |  SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON
|   |
|   |   Carl E. Berg
|   |   ###-##-####
|   |
___________________________________________________________________________
| 2 |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
|   |
|   |                              (a)  [   ]
|   |                              (b)  [   ]
|   |
___________________________________________________________________________
| 3 |  SEC USE ONLY
|   |
|   |
|   |
|   |
___________________________________________________________________________
| 4 |  CITIZENSHIP OR PLACE OF ORGANIZATION
|   |
|   |   United States
|   |
___________________________________________________________________________
|               | 5 |  SOLE VOTING POWER
|               |   |
| NUMBER OF     |   |           At December 31, 1993:  2,262,954
|   SHARES      |   |______________________________________________________
|BENEFICIALLY   | 6 |  SHARED VOTING POWER
|  OWNED BY     |   |
|    EACH       |   |           At December 31, 1993:  133,900
|  REPORTING    |   |______________________________________________________
|   PERSON      | 7 |  SOLE DISPOSITIVE POWER
|    WITH       |   |
|               |   |           At December 31, 1993:  2,262,954
|               |   |______________________________________________________
|               | 8 |  SHARED DISPOSITIVE POWER
|               |   |
|               |   |           At December 31, 1993:  133,900
|               |   |
___________________________________________________________________________
| 9 |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
|   |
|   |   2,396,854
|   |
___________________________________________________________________________
|10 |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
|   |
|   |   [X]
|   |
__________________________________________________________________________
|11 |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
|   |
|   |   7.4%
|   |
__________________________________________________________________________
|12 |  TYPE OF REPORTING PERSON
|   |
|   |   IN
|   |
__________________________________________________________________________
Item 1(a).      Name of Issuer
_________       ______________

              		Integrated Device Technology, Inc.


Item 1(b).      Address of Issuer's Principal Executive Offices
_________       _______________________________________________

              		2975 Stender Way, Santa Clara, California 95054


Item 2(a).      Name of Person Filing
_________       _____________________

              		Carl E. Berg


Item 2(b).      Address of Principal Business Office or, if none,
_________       Residence
              		_________________________________________________

              		c/o Berg and Berg Developers
              		10050 Bandley Drive
              		Cupertino, California 95014


Item 2(c).      Citizenship
_________       ___________

              		United States


Item 2(d).      Title of Class of Securities
_________       _____________________________

              		Common Stock


Item 2(e).      CUSIP Number
_________       ____________

              		458118-10-6


Item 3.         If this statement is filed pursuant to Rules 13d-1(b) or
______          13d-2(b), check whether the person filing is a:
              		________________________________________________________

              		Not Applicable


Item 4.         Ownership
______          _________

       	(a) Amount Beneficially Owned:    2,396,854
                                  					_________________________________

       	(b) Percent of Class:    7.4%
                           				_________________________________________

       	(c) Number of shares as to which such person has:

               		(i) sole power to vote or to direct the vote
                		   2,262,954
               		_________________________________________________________

               		(ii) shared power to vote or to direct the vote
                  		   133,900
               		_________________________________________________________

               		(iii) sole power to dispose or to direct the
               		disposition of
               		    2,262,954
               		_________________________________________________________

               		(iv) shared power to dispose or to direct the
               		disposition of
                		     133,900
               		_________________________________________________________

               		106,400 of the shares which are the subject of this
               		Schedule 13D are held in trust for Mr. Berg's child and 27,500 of the shares which are the subject of this
               		Schedule 13D are held by Mr. Berg's spouse as separate property. The filing of this Amendment No. Seven shall not be construed as an admission that Mr. Berg is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of such 133,900 shares.

Item 5.         Ownership of Five Percent or Less of a Class
______          ____________________________________________

              		If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.         Ownership of More than Five Percent on Behalf of Another
______          Person
              		__________________________________________________________

              		Not Applicable

Item 7.         Identification and Classification of the Subsidiary Which
______          Acquired the Security Being Reported on by the Parent
              		Holding Company
              		___________________________________________________________

              		Not Applicable

Item 8.         Identification and Classification of Members of the Group
______          ___________________________________________________________

              		Not Applicable

Item 9.         Notice of Dissolution of Group
______          ______________________________

              		Not Applicable

Item 10.        Certification
_______         _____________

              		Not Applicable


Signature.
_________

              		After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                        				February 3, 1994
             			____________________________________
                            					Date


                        				/s/ CARL E. BERG
             			____________________________________
                           				Signature


                        				Carl E. Berg
             			____________________________________
                         				Name/Title